Exhibit 99.1
CINEMARK HOLDINGS, INC. REPORTS Q2 2011 ADJUSTED EBITDA OF $149.8 MILLION ON REVENUES OF $620.6 MILLION
Plano, TX, August 5, 2011 — Cinemark Holdings, Inc. (NYSE: CNK), one of the largest motion picture exhibitors in the world, today reported results for the three and six months ended June 30, 2011.
Cinemark Holdings, Inc.’s revenues for the three months ended June 30, 2011 increased 15.1% to $620.6 million from $539.4 million for the three months ended June 30, 2010. For the three months ended June 30, 2011, admissions revenues increased 15.0% to $405.9 million and concession revenues increased 14.6% to $189.3 million. The increases were primarily related to a 9.8% increase in attendance, a 4.6% increase in average ticket price and a 4.4% increase in concession revenues per patron.
Adjusted EBITDA for the three months ended June 30, 2011 increased 19.7% to $149.8 million from $125.1 million for the three months ended June 30, 2010. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.
Net income attributable to Cinemark Holdings, Inc. for the three months ended June 30, 2011 was $40.4 million compared to $39.7 million for the three months ended June 30, 2010. Net income for the three months ended June 30, 2011 included a loss on early retirement of debt of approximately $4.9 million, before income taxes. The loss on early retirement of debt was recorded as a result of a prepayment of $157.2 million of our term loan debt utilizing a portion of the proceeds from the issuance of our new $200 million aggregate principal amount of 7.375% senior subordinated notes due 2021, at par value, which occurred during June 2011.
“This quarter Cinemark generated its highest ever quarterly worldwide attendance and as a result we achieved our highest ever quarterly Adjusted EBITDA. This record performance extended our domestic industry box office out-performance streak to eleven straight quarters,” stated Cinemark Chief Executive Officer Alan Stock. “Our international circuit continues to distinguish itself with attendance growth of approximately four times the US industry rate for the quarter.”
Cinemark Holdings, Inc.’s revenues for the six months ended June 30, 2011 increased 4.5% to $1,103.7 million from $1,056.0 million for the six months ended June 30, 2010. During the six months ended June 30, 2011, admissions revenues increased 3.1% to $717.6 million and concession revenues increased 5.6% to $336.0 million. The increases were primarily related to a 2.0% increase in average ticket price, a 4.5% increase in concession revenues per patron and a 1.0% increase in attendance.
Adjusted EBITDA for the six months ended June 30, 2011 increased 2.3% to $252.5 million from $246.9 million for the six months ended June 30, 2010. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.
Net income attributable to Cinemark Holdings, Inc. for the six months ended June 30, 2011 was $65.4 million compared to $74.8 million for the six months ended June 30, 2010. Net income for the six months ended June 30, 2011 included a loss on early retirement of debt of approximately $4.9 million, before income taxes, as discussed above.
On June 30, 2011, the Company’s aggregate screen count was 4,983. As of June 30, 2011, the Company had signed commitments to open seven new theatres with 68 screens by the end of 2011 and open 18 new theatres with 190 screens subsequent to 2011.
The Company’s board of directors declared a cash dividend for its 2011 second quarter of $0.21 per share of common stock. The dividend will be paid on September 1, 2011 to stockholders of record on August 17, 2011.
Conference Call/Webcast — Today at 8:30 AM ET
Telephone: via (800) 374-1346 or (706) 679-3149 (for international callers).
Live Webcast/Replay: available live at www.cinemark.com in the Investor Relations section and archived for a limited time immediately following the call.

Call Replay: until August 8, 2011 via (855) 259-2056 or (404) 537-3406, passcode: 86621313.
About Cinemark Holdings, Inc.
Cinemark is a leading domestic and international motion picture exhibitor, operating 436 theatres with 4,983 screens in 39 U.S. states, Brazil, Mexico and 11 other Latin American countries as of June 30, 2011. For more information go to www.cinemark.com.
Contacts:
Robert Copple — 972/665-1500
Robert Rinderman — Jaffoni & Collins — 212/835-8500 or CNK@jcir.com
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The “forward-looking statements” include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to future revenues, expenses and profitability, the future development and expected growth of our business, projected capital expenditures, attendance at movies generally or in any of the markets in which we operate, the number or diversity of popular movies released and our ability to successfully license and exhibit popular films, national and international growth in our industry, competition from other exhibitors and alternative forms of entertainment and determinations in lawsuits in which we are defendants. You can identify forward-looking statements by the use of words such as “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in the “Risk Factors” section or other sections in the Company’s Annual Report on Form 10-K filed March 1, 2011 and quarterly reports on Form 10-Q. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cinemark Holdings, Inc.
Financial and Operating Summary
(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Statement of income data:
Revenues
Admissions	$405,917	$353,085	$717,609	$696,075
Concession	189,353	165,230	336,034	318,334
Other	25,323	21,054	50,086	41,591

Total revenues	620,593	539,369	1,103,729	1,056,000
Cost of operations
Film rentals and advertising	222,620	193,550	387,773	382,369
Concession supplies	29,628	24,494	52,910	46,900
Facility lease expense	69,367	61,990	135,793	124,705
Other theatre operating expenses	123,605	113,898	233,511	221,661
General and administrative expenses	31,187	24,946	60,173	50,476
Depreciation and amortization	39,897	34,915	79,037	69,006
Impairment of long-lived assets	1,594	4,688	2,609	5,035
Loss on sale of assets and other	5,694	1,191	6,166	4,358

Total cost of operations	523,592	459,672	957,972	904,510

Operating income	97,001	79,697	145,757	151,490
Interest expense (1)	(29,777)	(28,605)	(59,067)	(54,615)
Distributions from NCM	1,559	1,332	11,422	11,278
Loss on early retirement of debt	(4,945)	—	(4,945)	—
Other income (expense)	443	(1,454)	5,473	(642)

Income before income taxes	64,281	50,970	98,640	107,511
Income taxes	23,272	10,211	32,309	30,041

Net income	$41,009	$40,759	$66,331	$77,470
Less: Net income attributable to noncontrolling interests	598	1,077	957	2,695

Net income attributable to Cinemark Holdings, Inc.	$40,411	$39,682	$65,374	$74,775

Earnings per share attributable to Cinemark Holdings, Inc.’s common stockholders:
Basic	$0.35	$0.35	$0.57	$0.67

Diluted	$0.35	$0.35	$0.57	$0.67

Weighted average diluted shares outstanding	113,209	111,552	113,080	111,299

Other financial data:
Adjusted EBITDA (2)	$149,791	$125,116	$252,497	$246,897

(1)	Includes amortization of debt issue costs and excludes capitalized interest.
(2)	Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of Adjusted EBITDA to net income is provided in the financial schedules accompanying this press release.

	As of	As of
	June 30,	December 31,
	2011	2010
Balance sheet data:
Cash and cash equivalents	$550,904	$464,997
Theatre properties and equipment, net	$1,218,221	$1,215,446
Total assets	$3,503,509	$3,421,478
Long-term debt, including current portion	$1,570,604	$1,532,441
Equity	$1,079,091	$1,033,152

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Other operating data:
Attendance (patrons):
Domestic	43,915	41,658	77,304	81,231
International	22,245	18,526	42,627	37,460

Worldwide	66,160	60,184	119,931	118,691

Average ticket price (in dollars):
Domestic	$6.64	$6.47	$6.53	$6.51
International	$5.16	$4.51	$4.99	$4.47
Worldwide	$6.14	$5.87	$5.98	$5.86

Concession revenues per patron (in dollars):
Domestic	$3.19	$3.12	$3.17	$3.06
International	$2.23	$1.91	$2.14	$1.87
Worldwide	$2.86	$2.74	$2.80	$2.68

Average screen count (month end average):
Domestic	3,835	3,827	3,829	3,827
International	1,132	1,070	1,126	1,068

Worldwide	4,967	4,897	4,955	4,895

Segment Information
(unaudited, in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues
U.S.	$444,479	$410,964	$775,345	$799,579
International	178,720	129,641	333,191	258,912
Eliminations	(2,606)	(1,236)	(4,807)	(2,491)

Total revenues	$620,593	$539,369	$1,103,729	$1,056,000

Adjusted EBITDA (1)
U.S.	$110,015	$96,548	$178,806	$185,953
International	39,776	28,568	73,691	60,944

Total adjusted EBITDA	$149,791	$125,116	$252,497	$246,897

Capital expenditures
U.S.	$27,977	$23,508	$39,445	$36,008
International	21,556	13,935	45,857	20,952

Total capital expenditures	$49,533	$37,443	$85,302	$56,960

Reconciliation of Adjusted EBITDA
(unaudited, in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Net income	$41,009	$40,759	$66,331	$77,470
Income taxes	23,272	10,211	32,309	30,041
Interest expense	29,777	28,605	59,067	54,615
Loss on early retirement of debt	4,945	—	4,945	—
Other (income) expense	(443)	1,454	(5,473)	642
Depreciation and amortization	39,897	34,915	79,037	69,006
Impairment of long-lived assets	1,594	4,688	2,609	5,035
Loss on sale of assets and other	5,694	1,191	6,166	4,358
Deferred lease expenses — theatres (2)	243	801	539	1,551
Deferred lease expenses — DCIP equipment (3)	627	113	1,111	146
Amortization of long-term prepaid rents (2)	617	438	1,284	779
Share based awards compensation expense (4)	2,559	1,941	4,572	3,254

Adjusted EBITDA (1)	$149,791	$125,116	$252,497	$246,897

(1)	Adjusted EBITDA as calculated in the chart above represents net income before income taxes, interest expense, loss on early retirement of debt, other (income) expense, depreciation and amortization, impairment of long-lived assets, loss on sale of assets and other, changes in deferred lease expense, amortization of long-term prepaid rents and share based awards compensation expense. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes.
(2)	Non-cash expense included in facility lease expense.
(3)	Non-cash expense included in other theatre operating expenses.
(4)	Non-cash expense included in general and administrative expenses.

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